                               EXHIBIT 2(a)





                       AGREEMENT AND PLAN OF MERGER


                               by and among



                        CTS HOLDING COMPANY, INC.,
                                   (CTS)


                           SPARTAN MOTORS, INC.,
                                  (Buyer)

                                    and

                           SPARTAN QUALITY, INC.
                                (MergerSub)

                             and joined in by


           DUANE K. SHOMBER, EUGENE H. HALL, JOHNNIE W. HAWKINS,
               JIMMY L. CUNNINGHAM, AND CHRISTOPHER SHOMBER
                           (Shareholders of CTS)

                             TABLE OF CONTENTS


                                                                       Page

ARTICLE 1  THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2   Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3   Articles of Incorporation and Bylaws of Surviving
           Corporation . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.4   Officers and Directors of Surviving Corporation . . . . . . . .1
     1.5   Further Assurances. . . . . . . . . . . . . . . . . . . . . . .1

 ARTICLE 2  VOTING AND CONVERSION OF SHARES. . . . . . . . . . . . . . . .2
     2.1   Effect on Shares and MergerSub's Capital Stock. . . . . . . . .2
     2.2   Shareholders' Meeting . . . . . . . . . . . . . . . . . . . . .2
     2.3   Place and Date of Closing . . . . . . . . . . . . . . . . . . .2
     2.4   Consummation of the Merger. . . . . . . . . . . . . . . . . . .3
     2.5   Closing Obligations . . . . . . . . . . . . . . . . . . . . . .3
     2.6   Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . .4

ARTICLE 3  REPRESENTATIONS AND WARRANTIES
     OF THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.1   Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . .4
     3.2   Organization and Good Standing. . . . . . . . . . . . . . . . .4
     3.3   Capitalization of CTS . . . . . . . . . . . . . . . . . . . . .4
     3.4   Capitalization of Subsidiary. . . . . . . . . . . . . . . . . .5
     3.5   Enforceability. . . . . . . . . . . . . . . . . . . . . . . . .5
     3.6   No Conflict with Other Instruments or Proceedings . . . . . . .5
     3.7   Compliance with Laws and Other Regulations. . . . . . . . . . .6
     3.8   Financial Statements. . . . . . . . . . . . . . . . . . . . . .6
     3.9   Absence of Undisclosed Liabilities. . . . . . . . . . . . . . .6
     3.10  Absence of Certain Changes or Events. . . . . . . . . . . . . .6
     3.11  Customers and Suppliers . . . . . . . . . . . . . . . . . . . .6
     3.12  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.13  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . .7
     3.14  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.15  Real Property . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.16  Personal Property . . . . . . . . . . . . . . . . . . . . . . .8
     3.17  Condition of Assets . . . . . . . . . . . . . . . . . . . . . .8
     3.18  Intellectual Property . . . . . . . . . . . . . . . . . . . . .8
     3.19  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.20  Employee Relations. . . . . . . . . . . . . . . . . . . . . . .9
     3.21  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . .9
     3.22  Environmental Matters . . . . . . . . . . . . . . . . . . . . .9
     3.23  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.24  Product Liabilities and Warranties. . . . . . . . . . . . . . 11
     3.25  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     3.26  Permits and Licenses. . . . . . . . . . . . . . . . . . . . . 11

                                                                       Page

     3.27  Qualified Investor. . . . . . . . . . . . . . . . . . . . . . 11
     3.28  Acknowledgments Regarding Buyer's Restricted Common
           Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     3.29  Applications, Proxy Materials, Etc.   . . . . . . . . . . . . 12
     3.30  Books and Records . . . . . . . . . . . . . . . . . . . . . . 13
     3.31  Relationships with Related Persons. . . . . . . . . . . . . . 13
     3.32  Minimum Net Worth . . . . . . . . . . . . . . . . . . . . . . 13
     3.33  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     3.34  Accuracy of Statements. . . . . . . . . . . . . . . . . . . . 13

ARTICLE 4  BUYER'S REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . 13
     4.1   Buyer's Organization and Good Standing. . . . . . . . . . . . 13
     4.2   Enforceability. . . . . . . . . . . . . . . . . . . . . . . . 13
     4.3   Financial Statements. . . . . . . . . . . . . . . . . . . . . 14
     4.4   Buyer's Capital Stock . . . . . . . . . . . . . . . . . . . . 14
     4.5   Capitalization of MergerSub . . . . . . . . . . . . . . . . . 14
     4.6   SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . 14
     4.7   Private Placement Memorandum. . . . . . . . . . . . . . . . . 15
     4.8   Issuance of Buyer's Common Stock. . . . . . . . . . . . . . . 15
     4.9   Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 5  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.1   Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.2   Access and Investigation. . . . . . . . . . . . . . . . . . . 15
     5.3   Operation of the Business . . . . . . . . . . . . . . . . . . 15
     5.4   Negative Covenant . . . . . . . . . . . . . . . . . . . . . . 15
     5.5   Required Approvals. . . . . . . . . . . . . . . . . . . . . . 16
     5.6   Notification. . . . . . . . . . . . . . . . . . . . . . . . . 16
     5.7   No Negotiation. . . . . . . . . . . . . . . . . . . . . . . . 16
     5.8   No Competition. . . . . . . . . . . . . . . . . . . . . . . . 16
     5.9   Resale Restrictions . . . . . . . . . . . . . . . . . . . . . 17
     5.10  Buyer's Post-Closing Filings. . . . . . . . . . . . . . . . . 17
     5.11  Release of Claims . . . . . . . . . . . . . . . . . . . . . . 17
     5.12  Pledges Shares. . . . . . . . . . . . . . . . . . . . . . . . 18
     5.13  Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S
    OBLIGATION TO CLOSE. . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.1   Accuracy of Representations . . . . . . . . . . . . . . . . . 18
     6.2   CTS's and the Shareholders' Performance . . . . . . . . . . . 18
     6.3   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.4   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.5   Additional Documents. . . . . . . . . . . . . . . . . . . . . 19
     6.6   No Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 19
     6.7   No Claim Regarding Sale Proceeds. . . . . . . . . . . . . . . 19
     6.8   No Prohibition. . . . . . . . . . . . . . . . . . . . . . . . 19
     6.9   Due Diligence Investigation . . . . . . . . . . . . . . . . . 19

                                                                       Page

     6.10  Employment Agreements . . . . . . . . . . . . . . . . . . . . 19
     6.11  Related Transactions. . . . . . . . . . . . . . . . . . . . . 19
     6.12  Release of Pledge . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 7 CONDITIONS PRECEDENT TO SELLERS'
    OBLIGATION TO CLOSE. . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.1   Accuracy of Representations . . . . . . . . . . . . . . . . . 20
     7.2   Buyer's Performance . . . . . . . . . . . . . . . . . . . . . 20
     7.3   Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . 20
     7.4   Additional Documents. . . . . . . . . . . . . . . . . . . . . 20
     7.5   No Injunction . . . . . . . . . . . . . . . . . . . . . . . . 20
     7.6   Release of Guaranties . . . . . . . . . . . . . . . . . . . . 20
     7.7   Employment Agreements . . . . . . . . . . . . . . . . . . . . 20
     7.8   Related Transactions. . . . . . . . . . . . . . . . . . . . . 20
     7.9   Release of Pledge . . . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 8  TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . 20
     8.1   Termination Events. . . . . . . . . . . . . . . . . . . . . . 20
     8.2   Effect of Termination . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 9  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . 21
     9.1   Indemnification and Reimbursement by Shareholders . . . . . . 21
     9.2   Limitations on Indemnification. . . . . . . . . . . . . . . . 21
     9.3   Third-Party Claims. . . . . . . . . . . . . . . . . . . . . . 22
     9.4   Claims by Buyer . . . . . . . . . . . . . . . . . . . . . . . 23
     9.5   Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     9.6   Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE 10  GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     10.1  Survival of Representations, Warranties, Covenants, and
           Indemnities . . . . . . . . . . . . . . . . . . . . . . . . . 24
     10.2  Assignment and Benefits . . . . . . . . . . . . . . . . . . . 24
     10.3  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 24
     10.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     10.5  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     10.6  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . 25
     10.7  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . 25
     10.8  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . 25
     10.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . . 25
     10.10 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 26

                       AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made between SPARTAN MOTORS, INC., a Michigan corporation ("BUYER"), SPARTAN QUALITY, INC., an Alabama corporation ("MERGERSUB"), and CTS HOLDING COMPANY, INC., an Alabama corporation ("CTS"), and is joined in by DUANE K. SHOMBER, EUGENE H. HALL, JOHNNIE W. HAWKINS, JIMMY L. CUNNINGHAM, AND CHRISTOPHER SHOMBER (each a "SHAREHOLDER"). CTS and MergerSub are sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

          CTS and its wholly owned subsidiary, Quality Manufacturing, Inc., an Alabama corporation (the "SUBSIDIARY"), are engaged in the manufacture, distribution, and sale of fire truck apparatus from their facilities in Talladega, Alabama (the "BUSINESS"). Buyer desires to become affiliated with CTS through the merger of MergerSub with and into CTS. The Shareholders own all of the outstanding shares of CTS's capital stock and join in this Agreement to make certain representations and covenants and to jointly and severally guaranty the prompt performance of CTS's obligations under this Agreement.

                           ARTICLE 1  THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined below), CTS shall be merged with and into MergerSub (the "MERGER"), and MergerSub shall be the surviving corporation (the "SURVIVING CORPORATION"). At the Effective Time, the separate existence of CTS shall cease. The name of the Surviving Corporation shall be "Spartan Quality, Inc." The Merger shall have the effects on CTS and MergerSub as Constituent Corporations of the Merger as provided under the Alabama Business Corporation Act (the "ACT").

     1.2 EFFECTIVE TIME. The Merger shall become effective at the time (the "EFFECTIVE TIME") of filing of, or at such later time specified in, a certificate of merger (the "CERTIFICATE OF MERGER"), in the form required by and executed in accordance with the Act, filed with the Alabama Secretary of State (the "SECRETARY OF STATE").

     1.3 ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. The Articles of Incorporation and Bylaws of MergerSub shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by the Act.

     1.4 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. Subject to applicable law, the executive officers and directors of MergerSub immediately prior to the Effective Time shall be the initial executive officers and directors, respectively, of the Surviving Corporation.

     1.5 FURTHER ASSURANCES. If, at any time after the Effective Time, the Surviving Corporation shall consider that any other actions or things are necessary to fully effectuate this Agreement, the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such documents and to take all such actions and things as may be necessary or desirable to do so.

                 ARTICLE 2  VOTING AND CONVERSION OF SHARES

     2.1 EFFECT ON SHARES AND MERGERSUB'S CAPITAL STOCK. In the aggregate, the Shareholders are entitled to receive One Million Nine Hundred Thousand Dollars ($1,900,000) in cash and 253,334 shares of Buyer's Common Stock (as defined below), as set forth below:

          2.1.1 CTS'S COMMON STOCK. As of the Effective Time, each share of CTS's common stock, $1.00 par value (each a "SHARE" and collectively the "SHARES" or "CTS'S COMMON STOCK") outstanding immediately prior to the Effective Time (other than any Shares in the treasury of CTS, or held by any wholly owned subsidiary of CTS, which Shares shall be canceled) shall be converted into the right to receive
     (a) $1,900 net to the holder in cash, and (b) 253.334 restricted shares of Buyer's common stock, $0.01 par value ("BUYER'S COMMON STOCK"), payable to the holder of such Shares, without interest thereon; provided that all Buyer's Common Stock issued to each Shareholder under this Agreement shall be a "restricted security," as that term is defined in Securities and Exchange Commission ("SEC") Rule 144, promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

          2.1.2 MERGERSUB'S COMMON STOCK. As of the Effective Time, each share of common stock of MergerSub, $0.01 par value ("MERGERSUB COMMON STOCK"), outstanding immediately prior to the Effective Time shall be converted into one full share of common stock, no par value, of the Surviving Corporation.

     2.2  SHAREHOLDERS' MEETING.

          2.2.1 CTS'S ACTIONS. CTS, acting through its board of directors (the "BOARD") shall, in accordance with applicable law, duly call, give notice of, convene, and hold a special meeting of its shareholders (the "SPECIAL MEETING") as soon as practicable following the execution of this Agreement for the primary purpose of considering and adopting this Agreement.

          2.2.2 SHAREHOLDER'S ACTIONS. Each Shareholder agrees that he will vote all of the Shares then owned by such Shareholder in favor of the approval and adoption of this Agreement.

          2.2.3 BUYER'S ACTION. Buyer agrees that it will vote all of its shares of MergerSub Common Stock in favor of the approval and adoption of this Agreement.

     2.3 PLACE AND DATE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Shareholders' counsel, on the later of (a) August 14, 1997;
(b) Buyer's satisfaction or written waiver of the condition set forth in
Section 6.9; or (c) such other time and place as the parties may agree. Subject to the provisions of Article 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to Sections 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation hereunder.

     2.4 CONSUMMATION OF THE MERGER. As soon as practicable after the satisfaction or waiver of the conditions set forth in Articles 6 and 7, the parties shall execute and file the Certificate of Merger with the Secretary of State and take such other actions as may be required by law to make the Merger effective as promptly as is practicable.

     2.5  CLOSING OBLIGATIONS.

          2.5.1 BUYER'S OBLIGATIONS. At the Closing, Buyer shall deliver to the Shareholders:

               (a) CASH. In the aggregate, cash of $1,900,000 (pro rata to each Shareholder) by certified check or wire transfer to accounts specified by the respective Shareholders.

               (b) STOCK. In the aggregate, 253,334 shares of Buyer's Common Stock; such shares shall be issued in the names of each Shareholder, pro rata based on their respective ownership interest in CTS.

               (c) EMPLOYMENT AGREEMENTS. The Employment Agreements described in Section 6.10, executed by MergerSub, for Messrs. Hall, Cunningham, and C. Shomber.

               (d) INDEMNIFICATION AGREEMENT. The Indemnification Agreement described in Section 7.6, executed by MergerSub and Buyer.

               (e)   LEGAL OPINION.  The legal opinion described in Section
          7.3 and those supplemental documents set forth in Section 7.4.

               (f) ARTICLES OF MERGER. Articles of Merger, as required by the Act and reasonably acceptable to counsel for the Shareholders, executed by MergerSub.

          2.5.2 SHAREHOLDERS' OBLIGATIONS. At or prior to the Closing, the Shareholders shall deliver to Buyer:

               (a) OLD CERTIFICATES. Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer.

               (b)   SHAREHOLDER QUESTIONNAIRES.  The Shareholder
          Questionnaires described in Section 3.27, duly completed and executed by each Shareholder.

               (c) EMPLOYMENT AGREEMENTS. The Employment Agreements described in Section 6.10, executed by Messrs. Hall, Cunningham, and C. Shomber, respectively.

               (d) INDEMNIFICATION AGREEMENT. The Indemnification Agreement described in Section 7.6, executed by the Shareholders and related parties.

               (e)   LEGAL OPINION.  The legal opinion described in Section
          6.4 and those supplemental documents set forth in Section 6.5.

               (f) ARTICLES OF MERGER. Articles of Merger, as required by the Act and reasonably acceptable to counsel for the Buyer, executed by CTS.

     2.6 CLOSING BALANCE SHEET. Within 90 days after the Closing, Buyer may prepare a balance sheet, dated as of the Closing, reflecting the assets and liabilities of CTS (the "CLOSING BALANCE SHEET"). If prepared, the Closing Balance Sheet shall be prepared in a manner that is consistent with past practice and the books and records of CTS and that fairly presents CTS's financial condition and results of operations as of the Closing.

                 ARTICLE 3  REPRESENTATIONS AND WARRANTIES
                            OF THE SHAREHOLDERS

          The Shareholders, jointly and severally, represent and warrant to Buyer as follows:

     3.1 DISCLOSURE SCHEDULE. Two identical copies of individually numbered schedules (collectively, the "DISCLOSURE SCHEDULE") corresponding to the sections of this Article have been prepared. To the knowledge of the Shareholders, each individual schedule in the Disclosure Schedule contains all applicable exceptions to the specifically identified section contained in this Article and sets forth each exception in reasonable detail. The Shareholders have provided Buyer with true and complete copies of all documents referenced in the Disclosure Schedule.

     3.2 ORGANIZATION AND GOOD STANDING. CTS and Subsidiary are corporations duly organized, validly existing, and in good standing under the laws of State of Alabama. CTS and Subsidiary have all requisite corporate power and authority to carry on their respective businesses as presently conducted. Except for Subsidiary, CTS does not own, and has no obligation to acquire, any interest in any other person or entity.

     3.3 CAPITALIZATION OF CTS. The authorized equity securities of CTS consists of 5,000 Shares, of which 1,000 Shares are issued and outstanding (as of the date of this Agreement and immediately prior to the Effective
Time) and constitute all of the CTS's Common Stock. Each Shareholder's ownership of the Shares is set forth below:

         Certificate No. 6        Duane K. Shomber         521 shares
         Certificate No. 7        Eugene H. Hall           288 shares
         Certificate No. 8        Johnnie W. Hawkins       105 shares
         Certificate No. 9        Jimmy L. Cunningham       60 shares
         Certificate No. 10       Christopher Shomber       26 shares

Except as disclosed in Section 3.3 of the Disclosure Schedule, the Shareholders are, and will be immediately prior to the Effective Time, the record and beneficial owners and holders of all of the Shares, free and clear of all encumbrances and adverse claims. There are no other issued or outstanding equity securities or other securities of CTS. No legend or other reference to any purported encumbrance appears upon any Share certificate. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of CTS.

     3.4 CAPITALIZATION OF SUBSIDIARY. The authorized equity securities of Subsidiary consists of 500 shares of common stock, par value $10 per share, of which two shares are issued and outstanding and owned by CTS, and 1,000 shares of preferred stock, par value $10 per share, of which no shares are issued and outstanding and owned by CTS. Except as disclosed in
Section 3.4 of the Disclosure Schedule, CTS is and will be immediately prior to and after the Effective Time, the owner of all outstanding shares of common stock of Subsidiary, free and clear of all encumbrances and adverse claims. There are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of Subsidiary.

     3.5 ENFORCEABILITY. CTS and each Shareholder have full capacity, power, and authority to execute and perform this Agreement. This Agreement is binding upon CTS and each Shareholder and is enforceable against CTS and each Shareholder in accordance with its terms.

     3.6 NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS. Except as disclosed in Section 3.6 of the Disclosure Schedule, the execution and performance of this Agreement will not (a) result in a breach of or constitute a default under any agreement or other obligation to which CTS, Subsidiary, or the Shareholders is now a party or by which they or any of their assets may be bound or affected; (b) violate any law, rule, regulation, license, or permit of any governmental body or any order or decree of any court; (c) result in the imposition of any tax or encumbrance on CTS or Subsidiary or any of their assets; or (d) affect in any way the terms of any of CTS's or Subsidiary's indebtedness. All consents, approvals, or authorizations of, or declarations, filings, or registrations with, any third parties or governmental bodies required of CTS or Subsidiary in connection with the execution, delivery, and performance of this Agreement, as set forth in Schedule 3.6 of the Disclosure Schedule, will be obtained or made by CTS or Subsidiary before the Closing.

     3.7 COMPLIANCE WITH LAWS AND OTHER REGULATIONS. To the knowledge of the Shareholders, CTS and Subsidiary are in full compliance with all laws, rules, regulations and other requirements applicable to the conduct of CTS's or Subsidiary's business or their assets or properties, or any premises occupied by CTS and Subsidiary.

     3.8 FINANCIAL STATEMENTS. The audited, consolidated financial statements of CTS and Subsidiary as of and for the fiscal years ended August 31, 1996 and 1995, as reported on by CTS's independent accountants, Kirkland & Company, P.C. of Anniston, Alabama, including all schedules and notes relating to such statements, as previously delivered to CTS, are correct and complete in all material respects. True and complete copies of such financial statements are attached to the Disclosure Schedule. These statements fairly present CTS's and Subsidiary's financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently throughout the periods indicated, except as otherwise noted in such financial statements or the notes thereto. The financial statements referred to in this Section
3.8 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. In this Agreement, CTS's balance sheet as of August 31, 1996, is referred to as the "BALANCE SHEET" and August 31, 1996, is referred to as the "BALANCE SHEET DATE."

     3.9  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
Section 3.9 of the Disclosure Schedule and except for (a) current liabilities incurred in the ordinary course of business which would not, individually or in the aggregate, reasonably be expected to adversely affect CTS, Subsidiary, or the Business, and (b) financing liabilities and obligations, CTS and Subsidiary do not have any debts, liabilities, or obligations of any nature, and there is no basis for the assertion against

CTS or Subsidiary of any debt, liability, or obligation. No Shareholder or person related to such Shareholder has received notice of a pending or threatened claim or dispute regarding the performance bonds issued by Hartford Insurance Company.

     3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, CTS and Subsidiary have conducted the Business in the ordinary course of business and have maintained CTS's and Subsidiary's records relating to the Business in a manner that fairly and accurately reflects transactions, assets, and liabilities in accordance with standard accounting practices consistently applied. Since the Balance Sheet Date, there has been no adverse change in the condition of the Business or in CTS's or Subsidiary's properties.

     3.11 CUSTOMERS AND SUPPLIERS. Since the Balance Sheet Date, there has not been any adverse change in CTS's or Subsidiary's relationship with any of their respective 10 largest customers, dealers, or suppliers, nor could an adverse change be reasonably anticipated as a result of this Agreement. There are no known claims against CTS or Subsidiary to return merchandise in excess of an aggregate of Ten Thousand Dollars ($10,000) by any one purchaser, or Twenty-five Thousand Dollars ($25,000) for all purchasers considered collectively.

     3.12 TAXES.

          3.12.1 FILINGS. CTS has filed on a timely basis since 1992 all tax returns that are or were required to be filed pursuant to any applicable federal, state, local, municipal, foreign, international, or other administrative order, constitution, law, ordinance, common law, rule, regulation, statute, or treaty (collectively, a "LEGAL REQUIREMENT"). The Shareholders have delivered to Buyer's representative copies of complete and accurate tax returns filed since 1992. CTS has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by CTS.

          3.12.2 AUDITS. Neither CTS nor Subsidiary has ever had an audit with respect to any of its tax returns in the past six years. All tax returns are closed by the applicable statute of limitations for all taxable years through 1992. CTS has not given or been requested to give waivers or extensions of any limitation period relating to the payment of taxes of CTS or for which CTS may be liable.

          3.12.3 RESERVES. The charges, accruals, and reserves with respect to taxes on the books of CTS and Subsidiary are adequate (determined in accordance with GAAP) and are at least equal to CTS's and Subsidiary's liability for taxes. There exists no proposed tax assessment against CTS or Subsidiary. No consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "CODE") has been filed with respect to any property or assets held, acquired, or to be acquired by CTS. All taxes that CTS or Subsidiary is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper person or entity.

          3.12.4 TRUE, CORRECT, AND COMPLETE. All tax returns filed by CTS are true, correct, and complete. There is no tax sharing agreement that will require any payment by CTS after the date of this Agreement. Neither CTS nor Subsidiary is, nor within the five-year period preceding the Closing, has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the Code with respect to the sale of the Shares to Buyer), no CTS or target affiliate (as defined in Section 338(h)(6) of the Code with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the Code) that includes Buyer.

     3.13 ACCOUNTS RECEIVABLE. CTS has provided Buyer and its representatives the opportunity to review Subsidiary's records regarding accounts receivable, including an accounts receivable aging report as of June 30, 1997, and as of Closing, an aging report as of July 31, 1997. Such information provided by CTS to Buyer or its representatives regarding such accounts receivable is accurate and complete.

     3.14 INVENTORY. CTS has provided Buyer and its representatives the opportunity to inspect the inventory of Subsidiary. The inventory of Subsidiary is not less than the inventory reflected on the books and records of Subsidiary.

     3.15 REAL PROPERTY. To the knowledge of the Shareholders, no building or improvement that CTS or Subsidiary owns or uses encroaches on any easement or property owned by another and no building or improvement owned by another encroaches on any property that CTS or Subsidiary owns or uses or on any easement the benefit of which runs to CTS or Subsidiary. To the knowledge of the Shareholders, CTS and Subsidiary are not in violation of any law, order, regulation, or other requirement relating to any real property that CTS or Subsidiary owns or uses. To the knowledge of the Shareholders, there are no ground subsidences or slides on any real property that CTS or Subsidiary owns or uses. All buildings and improvements that CTS or Subsidiary owns or uses are in good condition (normal wear and tear excepted), are structurally sound and not in need of repairs and are adequately serviced by all necessary utilities.

     3.16 PERSONAL PROPERTY. Except as disclosed in Section 3.16 of the Disclosure Schedule, CTS and Subsidiary have good title to all of their respective personal property and other assets, except as since sold or otherwise disposed of in the ordinary course of business, subject to no lien, encumbrance, or other restriction. Subject to liens on personal property in the ordinary course of business, all personal property will be in the possession of CTS or Subsidiary on the Closing.

     3.17 CONDITION OF ASSETS. The real and personal property (whether owned or leased) of CTS and Subsidiary are in good condition and repair, normal wear and tear excepted.

     3.18 INTELLECTUAL PROPERTY. CTS or Subsidiary does not own any "Intellectual Property" (as defined below) other than any rights to use the name "Quality Manufacturing, Inc." and other than common law rights that may have accrued in Subsidiary's diamond-shaped logo. "INTELLECTUAL PROPERTY" includes: corporate names, fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, patents and patent applications, copyrights, rights in mask works, and know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, and blue prints. Neither CTS nor Subsidiary has infringed or unlawfully used any Intellectual Property of any other person or entity. The manufacturing and engineering drawings, process sheets, specifications, bills of material, trade secrets, "know-how," and other like data are in a form and of a quality that Buyer can, following the Closing conduct the Business as previously conducted.

     3.19 CONTRACTS. All agreements and other arrangements of CTS or Subsidiary with a third party are valid and enforceable in accordance with their terms. Neither CTS, Subsidiary, nor any other party is in default or in arrears under the terms of any of those agreements. Except as set forth in the Disclosure Schedule or as provided to Buyer prior to the Closing, neither CTS nor Subsidiary is a party to: (a) any other agreement with respect to any real property; (b) any joint venture, distributor, dealer, advertising, agency, manufacturer's representative, sales representative, sales agent, franchise, license, or similar agreement; (c) any loan agreement, security agreement, mortgage, indenture, or promissory note;
(d) any consulting or employment agreement; (e) any contract out of the ordinary course of business; (f) any contract of guaranty or indemnification; or (g) any contract purporting to limit the freedom of CTS or Subsidiary to compete in any line of business in any geographical area. Except for customers in the ordinary course of business, no person or entity has any agreement or understanding for the purchase from CTS or Subsidiary of any of their respective assets.

     3.20 EMPLOYEE RELATIONS. Except as set forth in Section 3.20 of the Disclosure Schedule, to the knowledge of the Shareholders, neither CTS nor Subsidiary has had, within the last three years, any union organizational effort, claim of unfair labor practice, wrongful discharge, employment discrimination, or sexual harassment dispute. To the knowledge of the Shareholders, CTS and Subsidiary have complied with all applicable laws, rules, and regulations respecting employment practices, occupational safety, wages, and hours. Neither CTS nor Subsidiary has been within the last five years a party to any express or implied contract or agreement with any of CTS's or Subsidiary's present or former employees with respect to length, duration, or conditions of employment, compensation, or any other form of remuneration. A copy of each employee handbook governing CTS's and Subsidiary's employees, and a copy of the employment application forms currently used by CTS or Subsidiary are attached to the Disclosure Schedule. Except for Messrs. D. Shomber and Hawkins, no employee of CTS or Subsidiary has notified CTS or Subsidiary of an intention to terminate employment.

     3.21 EMPLOYEE BENEFIT PLANS. Except as set forth in the Disclosure Schedule, CTS and Subsidiary have never maintained any employee pension benefit plans, employee welfare benefit plans, incentive compensation plans, benefit plans for retired employees, or any other employee benefit plans ("PLANS"). True, correct, and complete copies of all Plan texts and all agreements in any way relating to the Plans have been delivered to Buyer. To the knowledge of the Shareholders, all Plans are and always have been, in compliance with all applicable laws and no Plan has been involved in a prohibited transaction. CTS or Subsidiary has made full and timely payment of all required contributions to the Plans and no unfunded liability or accumulated funding deficiency exists with respect to any Plan. In the past three years, Subsidiary has provided, and until the Closing, shall provide, all notices required under COBRA.

     3.22 ENVIRONMENTAL MATTERS.

          3.22.1 ORDERS. There is no consent decree, consent order, or other agreement to which CTS is a party in relation to any environmental matter and no agreement is necessary for CTS's or Subsidiary's continued compliance with applicable laws and regulations. There have been no orders or notices issued that have not been fully complied with and cleared, investigations conducted, or other proceedings taken or to the best of the Shareholders' knowledge, threatened by any person or entity under or pursuant to any Environmental Law (as defined below) with respect to the Business or its assets and neither CTS nor Subsidiary has received any written communications that have not been fully complied with and cleared concerning alleged violations of any Environmental Law or alleged Environmental Contamination (as defined below).

          3.22.2 PERMITS. Except as set forth in an environmental report prepared by ATC Associates Inc., dated July 29, 1997, CTS and Subsidiary have received all permits, licenses, and approvals, have kept all records, and have made all filings and disclosures required by Environmental Laws.

          3.22.3 PROPERTIES. To the knowledge of the Shareholders, all real or personal property that is currently, or was previously, owned, operated, leased, or used by CTS or Subsidiary (the "PROPERTIES"), is free of Environmental Contamination, and no underground storage tanks or other similar containers or depositories are, or ever have been, present on any of the Properties. To the knowledge of the Shareholders, none of the Properties is listed on or being considered for listing on any list of contaminated sites maintained under any Environmental Law or is subject to or being considered for enforcement action under any Environmental Law, and none of the Properties have been designated as an area under the control of any conservation authority. To the knowledge of the Shareholders, none of the buildings or improvements that CTS or Subsidiary owns, operates, leases, or uses is constructed in whole or in part of any material that releases any substance that gives rise to liability under any Environmental Law.

          3.22.4 WASTE DISPOSAL. To the knowledge of the Shareholders, neither CTS nor Subsidiary have been identified as a potentially responsible party with respect to any site at which CTS's wastes have been treated, stored, or disposed. To the knowledge of the Shareholders, no Hazardous Materials (as defined below), and no other materials intended for use or generated by CTS or Subsidiary, have been or are used, stored, treated, or otherwise disposed of, in violation of Environmental Laws. All Hazardous Materials removed or emitted from any of the Properties as a result of operations on the Properties were and are documented, transported, and disposed of, in compliance with Environmental Laws. To the knowledge of the Shareholders, no materials including, without limitation, effluents, leachate, emissions, or Hazardous Materials, generated on or emitted from any of the Properties have caused or will cause, in whole or in part, any Environmental Contamination. Neither CTS nor Subsidiary has disposed of, permitted the disposal of, or knows of the disposal of any waste or Hazardous Material on any of the Properties.

          3.22.5 OTHER. To the knowledge of the Shareholders, the Business as currently conducted does not constitute a nuisance and no claim or allegation of nuisance has been made with respect to the Business by any adjoining land owner or other person or entity.

          3.22.6  DEFINITIONS.  For purposes of this Section:
     (a) "ENVIRONMENTAL LAW" means any federal, state, local, or foreign statute, ordinance, rule, regulation, or standard relating to air quality, water quality, solid waste management, Hazardous Materials, toxic substances, or the protection of public health or protection or remediation of the environment; (b) "HAZARDOUS MATERIAL" means any substance defined, designated, or classified as hazardous, toxic, radioactive, or dangerous, or that is otherwise regulated by any

     Environmental Law; and (c) "ENVIRONMENTAL CONTAMINATION" means the presence of any Hazardous Material in, on, or under the air, soil, groundwater, or surface water, so as to result in any liabilities, fines, penalties, or remedial obligations under any Environmental Law or common law.

     3.23 LITIGATION. Except as disclosed in Section 3.23 of the Disclosure Schedule, there is no pending or, to the knowledge of the Shareholders, threatened, suit, proceeding or inquiry affecting CTS, Subsidiary, or the Shareholders (in their capacity as such), or any of the capital stock, properties, assets, or business prospects of CTS or Subsidiary, or the transactions contemplated by this Agreement. To the knowledge of the Shareholders, there is no factual basis upon which any suit, proceeding, or inquiry could be asserted or based. To the knowledge of the Shareholders, there is no outstanding order or decree of any court, governmental body, or arbitration tribunal against or affecting CTS, Subsidiary, or any of the capital stock, properties, assets, or business prospects of them.

     3.24 PRODUCT LIABILITIES AND WARRANTIES. The Disclosure Schedule sets forth (a) a specimen copy of the form of written warranties covering each product sold in the Business; and (b) a summary of any exception of such warranty given to any customer of the Business that is still in effect. The Shareholders have provided Buyer a true and complete summary of CTS's warranty experience over the past five years. There have been no personal injury product liability claims asserted against CTS or Subsidiary during the last five years.

     3.25 INSURANCE. All of the CTS's insurance policies are outstanding and in full force and to the extent that they are due, all premiums are currently paid, and all duties of the insured have been fully discharged. The Disclosure Schedule contains a list and complete description of all insurance policies and all other forms of insurance that CTS or Subsidiary owns or holds. CTS's present insurance coverage shall remain in effect at least until the Closing.

     3.26 PERMITS AND LICENSES. All permits, licenses, orders, and approvals necessary to carry on the Business as presently conducted are identified in the Disclosure Schedule and are in full force and effect and have been complied with. All fees and charges incident to those permits, licenses, orders, and approvals have been fully paid and are current, and no suspension or cancellation of any such permit, license, order, or approval has been to the best of the Shareholders' knowledge, threatened or could result by reason of this Agreement.

     3.27 QUALIFIED INVESTOR. Each Shareholder has delivered to Buyer a duly executed Shareholder Questionnaire in the form attached as EXHIBIT
3.27 that is correct, complete, and not misleading; and is acquiring

Buyer's Common Stock for his own account for the purpose of investment and not with a view to distribution or resale.

     3.28 ACKNOWLEDGMENTS REGARDING BUYER'S RESTRICTED COMMON STOCK.

          3.28.1 RESTRICTED. Each Shareholder has been advised that the Buyer's Common Stock to be received in connection with this Agreement has not been registered under the Securities Act, or registered or qualified under any state securities law (a "BLUE SKY LAW"). Each Shareholder understands that Buyer is relying on the representations of the Shareholders for purposes of claiming exemptions from registration under the Securities Act and applicable Blue Sky Laws and that the basis for such exemptions may not be present if a Shareholder intends to acquire the Buyer's Common Stock for resale on the occurrence or non-occurrence of some predetermined event. No Shareholder has any such intention.

          3.28.2  RULE 144.  Each Shareholder understands that the
     Buyer's Common Stock received in connection with this Agreement will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Each Shareholder understands that Buyer is under no obligation so to register or qualify the restricted shares under the Securities Act or any Blue Sky Law.

          3.28.3 LEGEND. Each Shareholder understands and agrees that any certificates representing or relating to the restricted Buyer's Common Stock may bear such legends as Buyer may consider necessary or advisable to facilitate compliance with the Securities Act, Blue Sky Laws, and any other securities law.

          3.28.4 PRIVATE PLACEMENT MEMORANDUM. As of the Closing, each Shareholder acknowledges receipt of the Private Placement Memorandum and the exhibits thereto (collectively, the "PPM"), and acknowledges that he has been furnished with such financial and other information concerning Buyer and the business of Buyer as he considers necessary in connection with the investment in the Buyer's Common Stock. Further, no oral representations have been made or oral information furnished to a Shareholder or his adviser(s) in connection with the Buyer's Common Stock that are in any way inconsistent with the statements made in the PPM.

     3.29 APPLICATIONS, PROXY MATERIALS, ETC.   None of the information to
be supplied by or on behalf of a Shareholder, CTS, or Subsidiary for inclusion in any document relating to this Agreement or the Special Meeting will: (a) be false or misleading with respect to any material fact; (b) omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading; or (c) fail to correct any statement or omission in any earlier filing or communication to the extent necessary to make the statements contained therein, in light of the circumstances in which they are made at the respective times such documents are filed, supplemented, or amended.

     3.30 BOOKS AND RECORDS. All of the corporate record books and shareholder records of CTS and Subsidiary (a) have been made available to Buyer and (b) are complete and correct and have been maintained in accordance with sound business practices. No meeting or written consent of any shareholders, board of directors, or committee has been held for which minutes are not contained in such minute books.

     3.31 RELATIONSHIPS WITH RELATED PERSONS. Neither CTS nor any Related Person (defined below) of CTS is, or since the first day of the next to last completed fiscal year of CTS has had an interest in, any entity that has (a) had business dealings or a material interest in any transaction with CTS, or (b) engaged in competition with CTS. Except for employment-related agreements, neither CTS nor any Related Person of CTS is a party to any agreement with, or has any claim or right against, CTS. For the purposes of this Agreement, a "RELATED PERSON" with respect to a particular person, shall mean (a) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such person; (b) any person that holds a material interest in such person; (c) each person that serves as a director or officer of such person; (d) any entity in which such person holds a material interest; and (e) any person related to any individual described in clause (b) or (c).

     3.32 MINIMUM NET WORTH. The Closing Balance Sheet, as of the Closing, shall reflect a net worth (assets less liabilities) of at least $2,200,000.

     3.33 BROKERS. Neither CTS, Subsidiary, nor the Shareholders have retained or employed any broker, finder, investment banker, or other person, or taken any action that would give any person any valid claim against Buyer, the Shareholders, or CTS for a commission, brokerage fee, or other compensation.

     3.34 ACCURACY OF STATEMENTS. To the knowledge of the Shareholders, no representation or warranty made by CTS or the Shareholders in this Agreement, or any information, statement, certificate, or schedule furnished, or to be furnished, to Buyer in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements not misleading. The representations and warranties of CTS and the Shareholders shall be deemed to be made as of the date of this Agreement and again as of the Closing.

             ARTICLE 4  BUYER'S REPRESENTATIONS AND WARRANTIES

          Buyer represents and warrants to CTS and the Shareholders as follows:

     4.1 BUYER'S ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

     4.2 ENFORCEABILITY. Buyer has full capacity, power, and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and is enforceable against Buyer in accordance with its terms.

     4.3 FINANCIAL STATEMENTS. The audited, consolidated financial statements of Buyer and Buyer's subsidiaries as of and for the years ended December 31, 1996, 1995, and 1994, as reported on by Buyer's independent accountants, Deloitte & Touche LLP, including all schedules and notes relating to such statements, as previously delivered to the Shareholders or CTS, are correct and complete in all material respects. These statements fairly present Buyer's and Buyer's subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with GAAP applied consistently throughout the periods indicated, except as otherwise noted in such financial statements or the notes thereto. The financial statements referred to in this Section 4.3 reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements.

     4.4  BUYER'S CAPITAL STOCK.

          4.4.1 CLASSES AND SHARES. The authorized capital stock of Buyer consists of (a) 23,900,000 shares of Buyer's Common Stock, of which, as of June 30, 1997, a total of 12,288,372 shares were legally issued and outstanding; and (b) 2,000,000 shares of preferred stock, without par value (of which 130,000 shares are designated Series A Preferred Stock), none of which are issued and outstanding as of the date of this Agreement.

          4.4.2   NO OTHER CAPITAL STOCK.  As of the execution of this
     Agreement: (a) other than Buyer's Common Stock, there is no security issued and outstanding that represents or is convertible into capital stock of Buyer; and (b) there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Buyer, or agreements to which Buyer is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Agreement, except (i) stock options awarded pursuant to stock option plans; (ii) provisions for the grant or sale of shares to, or for the account of, employees and directors pursuant to benefit plans; (iii) "Buyer Rights" issued pursuant to a Rights Agreement, dated as of June 4, 1997, between Buyer and American Stock Transfer & Trust Company, presently associated with each share of Buyer's Common Stock; and (iv) shares issuable to former shareholders of corporations previously acquired by Buyer pursuant to the agreements governing such acquisitions.

     4.5 CAPITALIZATION OF MERGERSUB. Buyer is and will be immediately prior to the Effective Time, the record and beneficial owner and holder of the issues and outstanding shares of MergerSub Common Stock, free and clear of all encumbrances and adverse claims. There are no other issued or outstanding equity securities or other securities of MergerSub.

     4.6 SEC FILINGS. In the last two years, Buyer has filed in a timely manner all required filings with the SEC. All such filings, as amended, were complete and accurate in all material respects.

     4.7 PRIVATE PLACEMENT MEMORANDUM. None of the information to be supplied by Buyer for inclusion in the PPM will be false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein not misleading at the time such document is mailed or otherwise delivered.

     4.8 ISSUANCE OF BUYER'S COMMON STOCK. The shares of Buyer's Common Stock to be issued in connection with this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be legally issued, fully paid, and nonassessable shares.

     4.9 BROKERS. Except for Roney & Co., Buyer has not retained or employed any broker, finder, investment banker, or other person, or taken any action, or entered into any agreement or understanding that would give any broker, finder, investment banker, or other person any valid claim against Buyer, the Shareholders, or CTS for a commission, brokerage fee, or other compensation.

                           ARTICLE 5  COVENANTS

     5.1 BROKER'S FEES. Buyer shall reimburse the Shareholders for any and all broker's fees, finder's fees, agent's commissions, financial adviser's fees, and other similar fees resulting from any of Buyer actions in connection with this Agreement.

     5.2 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing, CTS shall (a) afford Buyer and its representatives full and free access to Subsidiary's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer with copies of all such documents and data as Buyer may reasonably request, and (c) furnish Buyer with such additional information as Buyer may reasonably request.

     5.3 OPERATION OF THE BUSINESS. Between the date of this Agreement and the Closing, CTS shall, and cause Subsidiary to: (a) conduct its business only in the ordinary course of business; (b) use its best efforts to preserve intact its current business organization, keep available the services of the current officers, employees, and agents, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; and
(c) confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of its business, operations, and finances.

     5.4 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Effective Time or such time as this Agreement is terminated pursuant to Article 8 (the "TERM OF THIS AGREEMENT"), neither CTS, Subsidiary, nor any Shareholder will take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.10 is likely to occur.

     5.5 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer, Shareholders, and CTS shall make all legal filings required to be made by them in order to consummate the transactions contemplated by this Agreement. During the Term of this Agreement, Shareholders and CTS shall (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 3.6 of the Disclosure Schedule.

     5.6 NOTIFICATION. During the Term of this Agreement and the Effective Time, the Shareholders promptly will notify Buyer in writing of any fact or condition that causes or constitutes a breach of any of the Shareholders' representations and warranties as of the date of this Agreement, or if CTS or any Shareholder becomes aware of the occurrence of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition requires any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Shareholders will promptly supplement the Disclosure Schedule. During the same period, the Shareholders will promptly notify Buyer of the occurrence of any breach of any covenant of the Shareholders or CTS in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Articles 6 or 7 impossible or unlikely.

     5.7 NO NEGOTIATION. Neither CTS, Subsidiary, nor any Shareholder shall solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of CTS or Subsidiary, or any of the capital stock of CTS, or Subsidiary, or any merger or business combination involving CTS or Subsidiary.

     5.8 NO COMPETITION. As an inducement for Buyer to enter into this Agreement and as additional consideration for the consideration to be paid to CTS under this Agreement, each Shareholder agrees that:

          5.8.1 NO COMPETITION. For a period of three years after the Effective Time, each Shareholder shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by or in any way associated with or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of CTS or Subsidiary or their successors, anywhere within the United States; provided, that any Shareholder may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any such enterprise, excluding Buyer (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Each Shareholder agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

          5.8.2 NO SOLICITATION. For a period of three years after the Effective Time, each Shareholder shall not, directly or indirectly, either for himself or any other person or entity, (a) induce or attempt to induce any employee of CTS or Subsidiary (or their successors) to leave their employment, (b) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of CTS or Subsidiary (or their successors), or (c) induce or attempt to induce any customer, supplier, licensee, or business relation of CTS, Subsidiary, or Buyer (or their successors) to cease doing business with CTS, Subsidiary, or Buyer (or their successors) or an affiliate of CTS, Subsidiary, or Buyer (or their successors), or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of CTS, Subsidiary, or Buyer (or their successors).

In the event of a breach by a Shareholder of any covenant set forth in this
Section 5.8, the term of such covenant will be extended by the period of the duration of such breach. In the case of Messrs. Hall, Cunningham, and
C. Shomber, in the event of a termination of employment without cause under their respective Employment Agreement, such Shareholder's obligations under

Section 5.8.1 shall terminate automatically effective as of the time of such termination without cause.

     5.9 RESALE RESTRICTIONS. For a period of one year following the Closing, each Shareholder agrees that he shall in no event pledge, hypothecate, sell, transfer, assign, or otherwise dispose of any restricted Buyer's Common Stock, nor receive any consideration for such shares from any person, unless and until: (a) such shares shall be effectively registered or qualified under the Securities Act and applicable Blue Sky Laws or (b) the Shareholder shall have furnished Buyer with an opinion of counsel in form and substance satisfactory to Buyer to the effect that such disposition will not require such registration or qualification and counsel for Buyer shall have concurred in such opinion and advised the Shareholder of such concurrence.

     5.10 BUYER'S POST-CLOSING FILINGS. Buyer shall file the reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the SEC thereunder, all to the extent required from time to time to enable CTS and/or a Shareholder to sell the Buyer's Common Stock issued in connection with this Agreement pursuant to and in compliance with SEC Rule 144, for a period of one year after delivery of the Buyer's Common Stock under this Agreement.

     5.11 RELEASE OF CLAIMS. Effective as of the Effective Time, each Shareholder releases and forever discharges CTS and its affiliates (including Subsidiary and the other Shareholders) (collectively, the "RELEASED PERSONS") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, and liabilities whatsoever, that each of the Shareholders now has, has ever had, or may hereafter have against the Released Persons arising at or prior to the Effective Time or on account of or arising out of any matter, cause, or event occurring at or prior to the Effective Time, including, but not limited to, any rights to indemnification or reimbursement from CTS or Subsidiary, and whether or not relating to claims pending on, or asserted after, the Effective Time; provided, however, that nothing contained in this Section shall operate to release any obligations of Buyer or MergerSub arising under this Agreement. Further, each Shareholder, as of the Effective Time, irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against any Released Person, based upon any matter purported to be released hereby.

     5.12 PLEDGES SHARES. With respect to the Shares pledged to The First National Bank of Talladega ("FNB") pursuant to the Business Loan Agreement, dated August 19, 1996, between FNB, CTS, and Subsidiary (the "BUSINESS LOAN AGREEMENT"), Buyer shall cause the release of such pledged Shares from FNB to the respective Shareholders effective as of the Closing.

     5.13 BEST EFFORTS. During the Term of this Agreement, Buyer, CTS, and the Shareholders shall use their best efforts to cause the conditions in Articles 6 and 7 to be satisfied.

                ARTICLE 6  CONDITIONS PRECEDENT TO BUYER'S
                            OBLIGATION TO CLOSE

          Buyer's obligation to consummate the Merger and to take the other actions required of it at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     6.1 ACCURACY OF REPRESENTATIONS. All of CTS's and the Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

     6.2 CTS'S AND THE SHAREHOLDERS' PERFORMANCE. All of the covenants and obligations that CTS and the Shareholders are required to perform or to comply with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     6.3  CONSENTS.  Each of the consents identified in Section 3.6 and
Schedule 3.6 of the Disclosure Schedule must have been obtained and must be in full force and effect.

     6.4 LEGAL OPINION. CTS and the Shareholders must have delivered an opinion of their counsel in substantially the form as set forth in EXHIBIT 6.4.

     6.5 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer: such documents as Buyer may reasonably request for the purpose of (a) enabling its counsel to provide the opinion referred to in Section 7.3, (b) evidencing the accuracy of any of CTS's or the Shareholders' representations and warranties, or the performance by CTS or the Shareholders of, or the compliance by CTS or the Shareholders with, any covenant or obligation required hereunder, (c) evidencing the satisfaction of any condition referred to in this Article 6, or (d) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

     6.6 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer or any of its affiliates, any proceeding (a) involving any challenge to or relating in any way to this Agreement, or (b) that may prevent, delay, make illegal, or otherwise interfere with any of the transactions contemplated by this Agreement.

     6.7 NO CLAIM REGARDING SALE PROCEEDS. There must not have been made or threatened by any person or entity any claim asserting that such person or entity is entitled to all or any portion of the consideration paid to the Shareholders in connection with the Merger.

     6.8 NO PROHIBITION. The consummation of any of the transactions contemplated by this Agreement will not materially contravene, conflict with, or result in a material violation of, or cause Buyer or any of its affiliates to suffer any material adverse consequence under, any applicable Legal Requirement.

     6.9 DUE DILIGENCE INVESTIGATION. Buyer must be reasonably satisfied with the results of its inspections of the real property owned and/or used by CTS in the operation of the Business (including any title and survey inspections), with such inspections to be performed at Buyer's direction and at its expense within 30 days of the date of this Agreement.

     6.10 EMPLOYMENT AGREEMENTS. Messrs. Hall, Cunningham, and C. Shomber must have executed and delivered to Buyer, respectively, employment agreements in the form as set forth in EXHIBIT 6.10 (the "EMPLOYMENT AGREEMENTS").

     6.11 RELATED TRANSACTIONS. Buyer must have entered into a definitive acquisition agreement with Luverne Fire Apparatus Co., Ltd.

     6.12 RELEASE OF PLEDGE. The Shares pledged to FNB pursuant to the Business Loan Agreement must have been released.

                ARTICLE 7 CONDITIONS PRECEDENT TO SELLERS'
                            OBLIGATION TO CLOSE

          CTS's and the Shareholders' obligation to consummate the Merger and to take the other actions required to be taken by CTS and the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholders, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing as if then made.

     7.2 BUYER'S PERFORMANCE. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     7.3 LEGAL OPINION. Buyer must have delivered an opinion of its counsel in substantially the form as set forth in EXHIBIT 7.3.

     7.4 ADDITIONAL DOCUMENTS. Buyer must have caused to be delivered to CTS such documents as CTS may reasonably request for the purpose of
(a) enabling its counsel to provide the opinion referred to in
Section 6.4 evidencing the accuracy of any representation or warranty of Buyer, (b) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (c) evidencing the satisfaction of any condition referred to in this Article 7, or (d) otherwise facilitating the consummation of any of the transactions contemplated hereby.

     7.5 NO INJUNCTION. There must not be in effect any legal requirement or any injunction or other order that prohibits the Merger and has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

     7.6 RELEASE OF GUARANTIES. Buyer must have delivered an agreement in substantially the form as set forth in EXHIBIT 7.6 (the "INDEMNITY AGREEMENT").

     7.7 EMPLOYMENT AGREEMENTS. MergerSub must have executed and delivered to Messrs. Hall, Cunningham, and C. Shomber their respective Employment Agreements.

     7.8 RELATED TRANSACTIONS. Buyer must have entered into definitive acquisition agreements with Luverne Fire Apparatus Co., Ltd.

     7.9 RELEASE OF PLEDGE. The Shares pledged to FNB pursuant to the Business Loan Agreement must have been released.

                          ARTICLE 8  TERMINATION

     8.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

          8.1.1 BREACH. By either Buyer or the Shareholders if a material breach of this Agreement has been committed by the other and such breach has not been waived;

          8.1.2   CONDITIONS.  (a) By Buyer if any of the conditions in
     Article 6 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through Buyer's fault) and Buyer has not waived such condition on or before the Closing; or (b) by the Shareholders, if any of the conditions in
     Article 7 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through CTS' or a Shareholder's fault) and the Shareholders have not waived such condition on or before the Closing;

          8.1.3 CONSENT. By mutual consent of Buyer and the Shareholders; or

          8.1.4 UPSET DATE. By either Buyer or the Shareholders if the Closing has not occurred (other than through the fault of the party seeking to terminate this Agreement) on or before December 31, 1997, or such later date as the parties may agree upon.

     8.2 EFFECT OF TERMINATION. The exercise of a party's right of termination under Section 8.1 will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.3 and 10.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive unimpaired.

                        ARTICLE 9  INDEMNIFICATION

     9.1 INDEMNIFICATION AND REIMBURSEMENT BY SHAREHOLDERS. The Shareholders, severally but not jointly, will indemnify and hold harmless Buyer, MergerSub, CTS, and their respective representatives, shareholders, controlling persons, and affiliates (collectively, the "INDEMNIFIED PERSONS"), and will reimburse the Indemnified Persons, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising from or in connection with: (a) any breach of any representation or warranty made by CTS or a Shareholder in this Agreement or any other certificate or document delivered by CTS or the Shareholders pursuant to this Agreement; or (b) any breach by either CTS or a Shareholder of any covenant or obligation of such CTS or Shareholder in this Agreement. The Shareholders' liability under this Section is a pro rata liability; any loss which the Shareholders incur under this Section will be borne by them in the same proportion to which they owned CTS's Common Stock as of the date of this Agreement.

     9.2 LIMITATIONS ON INDEMNIFICATION. Notwithstanding any other provisions in this Article, Buyer's (and Buyer's affiliates') right to indemnification under this Article shall be limited as follows:

          9.2.1 BASKET. The Shareholders shall not be obligated to indemnify Buyer and Buyer's affiliates unless and until the aggregate amount of Indemnified Losses exceeds $40,000 (the "BASKET"), in which case the Shareholders shall be liable for all claims for indemnification including the Basket amount, up to a maximum aggregate amount of $380,000 (the "CEILING"); provided, however, that the Basket and Ceiling shall not apply to, and the Shareholders shall fully indemnify Buyer and Buyer's affiliates for: (a) any claim arising out of a breach of a representation or warranty relating to authorization to enter into and enforceability of this Agreement, taxes, or the capitalization of CTS or Subsidiary; and (b) any fraudulent or intentional breach of this Agreement.

          9.2.2 INDEMNIFICATION PERIOD. Buyer's right to seek indemnification under this Article shall survive for a period of 18 months from the Closing, except that: (a) the indemnity period shall not expire, but shall survive forever, for claims with respect to representations, warranties, covenants regarding taxes, and the enforceability of this Agreement; and (b) with respect to the covenant contained in Section 5.8, the right to seek indemnity shall survive until the covenant expires by its terms that, in any event, shall not be deemed to have occurred before 90 days after any affected party has knowledge of a breach of the covenant. The making of a claim for indemnification under this Agreement shall toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim shall be deemed made upon the commencement of an independent judicial proceeding with respect to the matter underlying the claim or receipt by any Shareholder of a written notice of claim setting forth the amount of the claim (if known by Buyer) and a general description of the facts underlying the claim.

          9.2.3 WARRANTY CLAIMS. Based on Buyer's and its representatives' review of information regarding Subsidiary's history of warranty claims, the Shareholders shall not be obligated to indemnify Buyer for Damages arising from warranty claims made by customers of Subsidiary.

     9.3  THIRD-PARTY CLAIMS.

          9.3.1 NOTICE OF THIRD-PARTY CLAIMS. If any action, suit, or proceeding (including claims by federal, state, local, or foreign tax authorities) shall be threatened or commenced against Buyer in respect of which Buyer may demand indemnification under this Agreement, Buyer shall notify the Shareholders to that effect with reasonable promptness after receiving written notice of the action, suit, or proceeding, and the Shareholders shall have the opportunity (provided the Shareholders shall have acknowledged in writing that the Shareholders are obligated under the terms of this Agreement to indemnify Buyer and Buyer shall not have determined, in Buyer's sole judgment, to retain control over the action, suit, or proceeding) to defend against the action, suit, or proceeding, at the Shareholder's sole expense, subject to the limitations set forth below.

          9.3.2 DEFENSE OF CLAIMS. If the Shareholders elect to defend against an action, suit, or proceeding and Buyer does not decide to retain control of the matter, the Shareholders shall notify Buyer to that effect with reasonable promptness. Buyer shall have the right to employ Buyer's own counsel and participate in the defense of the case, but the fees and expenses of Buyer's counsel shall be at the expense of Buyer, unless (a) the employment of Buyer's counsel at the expense of CTS shall have been authorized in writing by the Shareholders in connection with the defense of the action, suit, or proceeding; (b) the Shareholders shall have decided not to defend against the action, suit, or proceeding; or (c) Buyer shall have reasonably concluded that
     (i) Buyer's interests could only be adequately protected by Buyer's direct participation in or defense of the action, suit, or proceeding, or (ii) the action, suit, or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained in this Article. In any case described in clause (c) of the preceding sentence, the Shareholders shall not have the right to direct the defense of the action, suit, or proceeding on behalf of Buyer, and that portion of the fees and expenses reasonably related to matters covered by the indemnity agreement contained in this Article shall be borne by the Shareholders.

          9.3.3 CONDUCT OF DEFENSE. Any party granted the right to direct the defense of a claim pursuant to this Article shall:
     (a) keep the other parties to this Agreement fully informed of the action, suit, or proceeding at all stages of the matter, whether or not represented; (b) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions, and other similar legal documents and papers received in connection with the action, suit, or proceeding; (c) permit the other parties to this Agreement and their counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, or proceeding; and (d) to the extent practicable, permit the other parties to this Agreement and their counsel an opportunity to review all legal papers to be submitted before the submission. Subject to an appropriate confidentiality agreement, the parties shall make available to each other and each other's counsel and accountants all of the books and records relating to the action, suit, or proceeding, and each party shall render to the other any assistance as may be reasonably required in order to insure the proper and adequate defense of the action, suit, or proceeding.

     9.4 CLAIMS BY BUYER. Buyer shall notify the Shareholders in writing with reasonable promptness after the discovery of any claim upon which Buyer will demand indemnification from the Shareholders under this Agreement. To the extent possible, the notice shall describe in reasonable detail the basis for the claim, include an itemized accounting of the claim, and provide a good faith estimate of the amount of the Indemnified Loss. Within 14 days after receipt of the notice, the Shareholders shall either reimburse Buyer for the amount of the claim (or acknowledge Buyer's right of offset) or notify Buyer of the Shareholder's intent to dispute the claim.

     9.5 OFFSET. Buyer may, as one of Buyer's remedies in the event of any breach of this Agreement by any Shareholder or to effect indemnification against any Shareholder under this Article, withhold sums payable to any Shareholder pursuant to this Agreement or otherwise, to the extent of any claim asserted by Buyer, and offset against the amounts due under this Agreement or otherwise any amounts or estimated amounts that Buyer is entitled pursuant to indemnification or reimbursement under this Agreement or otherwise. Any sums so withheld shall operate as a discharge, to the extent of the amount withheld, of Buyer's payment obligations to the applicable Shareholder under this Agreement or otherwise.

     9.6 REMEDIES CUMULATIVE. The remedies provided in this Article are cumulative and shall not prevent the assertion by Buyer of any other rights or the seeking of any other remedies against any Shareholder.

                            ARTICLE 10  GENERAL

     10.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, AND
INDEMNITIES. All representations, warranties, covenants, and indemnities made by any party to this Agreement and all other documents related hereto shall survive the Closing and any investigation made by or on behalf of any party.

     10.2 ASSIGNMENT AND BENEFITS. No party to this Agreement may assign or transfer this Agreement, either directly or indirectly, without the prior written consent of all parties to this Agreement, except that Buyer may assign all or part of Buyer's interest in this Agreement to one or more of its affiliates. Any assignment of this Agreement shall not release the assignor from the duty to perform the assignor's obligations under this Agreement. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by and against the respective successors and permitted assigns of each of the parties to this Agreement.

     10.3 CONFIDENTIALITY. Unless otherwise required by law, the parties to this Agreement shall not make any disclosure of the existence or terms of this Agreement without the prior written consent of the other party or parties, except that each party may disclose the transactions contemplated by this Agreement to persons that have a professional need to know thereof.

     10.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered, sent by telecopy, or sent by express delivery service with charges prepaid and receipt requested, or, if those services are not reasonably available, mailed (postage prepaid) by certified mail with return receipt requested:

     TO BUYER:                          WITH A COPY TO:

     Spartan Motors, Inc.               Warner Norcross & Judd LLP
     1000 Reynolds Rd.                  900 Old Kent Building
     P.O. Box 440                       111 Lyon Street, N.W.
     Charlotte, Michigan 48813          Grand Rapids, Michigan 49503-2489
     Attn.:  President                  Attn.: Stephen C. Waterbury
     Fax:  (517) 543-7727               Fax:  (616) 752-2500

     TO CTS OR SHAREHOLDERS:            WITH A COPY TO:

     c/o Duane K. Shomber               Isom Jackson Bailey
     1420 Nimitz Avenue                 822 Leighton Avenue
     Talladega, Alabama 35160           Anniston, Alabama 36207
     Fax:  (205) 362-9299               Attn.:  C. Edward Isom
                                        Fax:  (205) 237-3381

Any party may change that party's address by prior written notice to the other parties.

     10.5 EXPENSES. Each party to this Agreement shall pay that party's respective expenses, costs, and fees (including professional fees) incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

     10.6 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement, and the exhibits and schedules (including the Disclosure Schedule) to this Agreement (which are incorporated in this Agreement by reference), and the agreements referred to in this Agreement, contains the entire agreement and understanding of the parties and supersede all prior agreements, negotiations, arrangements, and understandings relating to the subject matter of this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, and the counterparts shall together constitute one document.

     10.7 AMENDMENTS AND WAIVERS. This Agreement may be amended, superseded, or canceled, and any of the terms or conditions of this Agreement may be waived, only by a written instrument signed by each party to this Agreement or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall not affect the right of that party at a later time to enforce that or any other provision. No waiver by any party of any condition, or of any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any condition or of any breach of any other term, covenant, representation, or warranty.

     10.8 NO THIRD-PARTY BENEFICIARIES. The provisions of this Agreement are solely between and for the benefit of the respective parties to this Agreement, and do not inure to the benefit of, or confer rights upon, any third party, including any employee of Buyer or CTS.

     10.9 SEVERABILITY. This Agreement shall be interpreted in all respects as if any invalid or unenforceable provision were omitted from this Agreement. All provisions of this Agreement shall be enforced to the full extent permitted by law.

     10.10 GOVERNING LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Alabama, as applied to contracts made and to be performed in that state, without regard to conflicts of law principles.

               [remainder of this page intentionally blank]

          This Agreement and Plan of Merger is signed as of August 8, 1997.

                                   SPARTAN MOTORS, INC.

                                   By /S/ JOHN E. SZTYKIEL
                                      John E. Sztykiel
                                      Its President and Chief Executive
                                      Officer

                                   SPARTAN QUALITY, INC.

                                   By /S/ JOHN E. SZTYKIEL
                                      John E. Sztykiel
                                      Its Chairman

                                   CTS HOLDING COMPANY, INC.

                                   By /S/ DUANE K. SHOMBER
                                      Duane K. Shomber
                                      Its President


                                   /S/ DUANE K. SHOMBER
                                   DUANE K. SHOMBER


                                   /S/ EUGENE H. HALL
                                   EUGENE H. HALL


                                   /S/ JOHNNIE W. HAWKINS
                                   JOHNNIE W. HAWKINS


                                   /S/ JIMMY L. CUNNINGHAM
                                   JIMMY L. CUNNINGHAM


                                   /S/ CHRISTOPHER SHOMBER
                                   CHRISTOPHER SHOMBER









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